Exhibit 99.1

BreitBurn Energy Partners L.P. Reports First Quarter Results

Results In Line With 2009 Guidance; Extensive Hedging Portfolio Helps Mitigate Impact of Significantly Lower Commodity Prices

LOS ANGELES--(BUSINESS WIRE)--May 7, 2009--BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) today announced financial and operating results for its first quarter of 2009.

First Quarter 2009 Financial Results Compared to First Quarter 2008 Results

  Oil and natural gas sales revenues, including realized gains and losses on commodity derivative instruments, increased 29% year over year to $131.7 million from $102.4 million.
  Realized gains from commodity derivative instruments were $74.1 million and included $45.6 million from the monetization of selected 2011 and 2012 hedge contracts, the proceeds of which were used to reduce outstanding debt.
  Extensive hedging portfolio mitigated the impact of the significant year-over-year decline in oil and gas prices. Realized crude oil and liquids prices averaged $62.38 per Boe and realized natural gas prices averaged $7.99 per Mcf compared to $69.81 per Boe and $7.94 per Mcf, respectively.
  Adjusted EBITDA, a non-GAAP measure which excludes the impact of the monetization of selected 2011 and 2012 hedge contracts, declined 20% to $46.8 million from $58.2 million.
  Total lease operating expenses per Boe, which include lease operating expenses, district expense, production and property taxes and processing fees, were $20.84 per Boe compared to $19.60.
  General and administrative expenses, excluding unit-based compensation, decreased 18% to $6.4 million from $7.9 million.
  Net income rose to $46.4 million, or $0.84 per diluted limited partner unit, from a net loss of $41.1 million, or $0.61 per diluted limited partner unit.
  Oil and gas capital expenditures totaled $7.0 million compared to $19.2 million.

First Quarter 2009 Production Highlights Compared to First Quarter 2008

  Total production decreased 7% to 1,603 MBoe from 1,720 MBoe, primarily due to normal production declines and one less day in the first quarter of 2009 compared to the first quarter of 2008. Average daily production was 17,811 Boe/d in the first quarter of 2009 compared to 18,901 Boe/d in the comparable year-ago period.
  Oil and NGL production was 742 MBoe compared to 783 MBoe.
  Natural gas production was 5,169 MMcf compared to 5,624 MMcf.

Management Commentary

Hal Washburn, Chairman and Co-CEO, said, “Our first quarter results were in line with our 2009 guidance and reflect our ongoing efforts to manage operating costs and reduce general and administrative expenses in this difficult market environment. Management has recently reduced costs in numerous areas, including the consolidation of operating divisions, elimination of a number of professional and administrative positions, as well as significant targeted reductions in other third party related expenses and incentive compensation costs. We are confident in our ability to deliver on our 2009 production goals and generate substantial cash flow in 2009 despite current commodity price weakness.”

Washburn continued, “On April 17, we announced the temporary suspension of cash distributions following our most recent borrowing base redetermination. Our borrowing base was reduced by approximately 15% to $760 million, reflecting the dramatic decrease in commodity prices since October and the impact of the significant hedge monetization transaction we completed in January. Concurrent with the redetermination process, we investigated a number of potential sources of capital to reduce debt and provide relief from various restrictive provisions of our credit facility. Although none of these capital sources were available on terms acceptable to the Partnership, we are continuing to explore reasonable alternatives for reducing debt more rapidly, and will pursue them if management and the Board deem they are in the long-term best interest of the Partnership. We remain committed to reinstating distributions as soon as it is prudent and we are confident that reducing indebtedness in this environment will accrue to the immediate benefit of all unitholders in the form of less leverage, greater equity value, and more financial and operating flexibility.”

Impact of Derivative Instruments

The Partnership uses commodity and interest rate derivative instruments to mitigate the risks associated with commodity price volatility and changing interest rates and to help maintain cash flows for operating activities, acquisitions, capital expenditures, and distributions. The Partnership does not enter into derivative instruments for speculative trading purposes. Non-cash gains or losses do not affect Adjusted EBITDA, cash flow from operations or the Partnership’s ability to pay cash distributions.

In January 2009, the Partnership terminated selected crude oil and natural gas derivative instruments covering a portion of its expected production in 2011 and 2012 and replaced them with new derivative instruments for the same 2011 and 2012 volumes. Realized proceeds of approximately $45.6 million were immediately used to reduce outstanding borrowings under the Partnership’s credit facility.

Including the effects of the $45.6 million hedge monetization noted above, realized gains from commodity derivative instruments were $74.1 million during the first quarter of 2009. Realized losses from interest rate derivative instruments were $3.1 million. Non-cash unrealized losses from commodity derivative instruments were $4.1 million and non-cash unrealized gains from interest rate derivative instruments were $1.0 million for the same period. Excluding the effect of the hedge monetization, realized gains on commodity derivative instruments would have been $28.5 million and unrealized gains would have been $41.5 million for the period.

The effect of the hedge monetization is excluded from the calculation of realized prices and Adjusted EBITDA for the first quarter of 2009 as discussed herein.

Production, Income Statement and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended March 31, 2009 and 2008 and the three months ended December 31, 2008:

	Three-Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars, except as indicated	2009	2008	2008
Oil, natural gas and NGL sales (a)	$57,643	$81,321	$115,849
Realized gains (losses) on commodity derivative instruments (b)	74,088	14,949	(13,438)
Unrealized gains (losses) on commodity derivative instruments (b)	(4,068)	346,381	(69,949)
Other revenues, net	276	596	875
Total revenues	$127,939	$443,247	$33,337
Lease operating expenses and processing fees	$29,226	$28,028	$26,166
Production and property taxes	4,705	6,934	8,064
Total lease operating expenses	$33,931	$34,962	$34,230
Transportation expenses	1,248	1,125	1,578
Purchases	19	47	95
Change in inventory	(917)	5,337	2,270
Uninsured loss	100	100	-
Total operating costs	$34,381	$41,571	$38,173
Lease operating expenses pre taxes per Boe (c)	$17.91	$16.29	$14.91
Production and property taxes per Boe	2.93	4.10	4.69
Total lease operating expenses per Boe	20.84	20.39	19.60
General and administrative expenses excluding unit-based compensation	$6,421	$6,854	$7,857
Net income (loss)	$46,357	$251,162	$(41,086)
Net income (loss) per diluted limited partnership unit	$0.84	$4.65	$(0.61)

Total production (MBoe)	1,603	1,689	1,720
Oil and NGL (MBoe)	742	767	783
Natural gas (MMcf)	5,169	5,530	5,624
Average daily production (Boe/d)	17,812	18,359	18,901
Sales volumes (MBoe)	1,583	1,759	1,767
Average realized sales price (per Boe) (d) (e) (f)	$54.54	$54.87	$58.04
Oil and NGL (per Boe) (d) (e) (f)	62.38	62.15	69.81
Natural gas (per Mcf) (d) (e)	7.99	8.04	7.94

(a) Q1 2009, Q4 2008 and Q1 2008 include $260, $273 and $235, respectively, of amortization of an intangible asset related to crude oil sales contracts.
(b) Q1 2009 includes the effect of $45,632 related to the early termination of selected 2011 and 2012 hedge contracts monetized in January 2009.
(c) Includes lease operating expenses and processing fees. Excludes amortization of intangible asset related to the Quicksilver Acquisition.
(d) Includes realized gains (losses) on commodity derivative instruments.
(e) Q1 2009 excludes the effect of the early termination of selected 2011 and 2012 hedge contracts monetized in January 2009 - $32,317 of oil hedges and $13,315 of natural gas hedges.
(f) Excludes amortization of intangible asset related to crude oil sales contracts.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used is “Adjusted EBITDA.” This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is presented as management believes it provides additional information relative to the performance of the Partnership's business, such as our ability to meet our debt covenant compliance tests. This non-GAAP financial measure may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss) and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended March 31,
Thousands of dollars	2009	2008
Reconciliation of consolidated net income (loss) to Adjusted EBITDA:
Net income (loss) attributable to the partnership	$46,350	$(41,140)

Unrealized loss on derivative instruments	4,068	69,949
Depletion, depreciation and amortization expense	30,301	20,861
Interest expense and other financing costs (a)	7,841	5,336
Unrealized (gain) loss on interest rate derivatives	(966)	1,203
Gain on sale of commodity derivatives (b)	(45,632)	-
Income tax provision	468	(246)
Amortization of intangibles	780	754
Unit-based compensation expense (c)	3,629	1,477
Adjusted EBITDA	$46,839	$58,194

	Three Months Ended March 31,
Thousands of dollars	2009	2008
Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$70,747	$94,314

Increase (decrease) in assets net of liabilities
relating to operating activities	14,194	(46,026)
Interest expense (a) (d)	7,018	5,369
Gain on sale of commodity derivatives (b)	(45,632)	-
Equity earnings from affiliates, net	(282)	223
Incentive compensation expense (e)	471	333
Incentive compensation paid	139	4,521
Income taxes	191	-
Non-controlling interest	(7)	(54)
Other	-	(486)
Adjusted EBITDA	$46,839	$58,194

(a) Includes realized gains/losses on interest rate derivatives.
(b) Represents $45,632 related to the early termination of selected 2011 and 2012 hedge contracts monetized in January 2009.
(c) Represents non-cash long term incentive compensation expense.
(d) Excludes debt amortization.
(e) Represents incentive compensation plan expense expected to be settled in cash.

Hedge Portfolio Summary

The table below summarizes the Partnership’s commodity derivative hedge portfolio as of May 7, 2009.

	Year 2009	Year 2010	Year 2011	Year 2012
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMBtu/d)	45,392	43,869	25,955	19,129
Average Price ($/MMBtu)	$8.13	$8.20	$8.40	$8.85
Collars:
Hedged Volume (MMBtu/d)	1,829	3,405	16,016	19,129
Average Floor Price ($/MMBtu)	$9.00	$9.00	$9.00	$9.00
Average Ceiling Price ($/MMBtu)	$14.61	$12.79	$11.28	$11.89
Total:
Hedged Volume (MMMBtu/d)	47,221	47,275	41,971	38,257
Average Price ($/MMBtu)	$8.17	$8.26	$8.63	$8.93

Oil Positions:
Fixed Price Swaps:
Hedged Volume (Bbls/d)	1,786	2,308	2,116	1,939
Average Price ($/Bbl)	$75.27	$83.12	$63.79	$63.30
Participating Swaps: (a)
Hedged Volume (Bbls/d)	2,826	1,993	1,439	-
Average Price ($/Bbl)	$63.47	$64.40	$61.29	$-
Average Part. %	60.9%	55.5%	53.2%	-
Collars:
Hedged Volume (Bbls/d)	614	1,279	2,048	3,077
Average Floor Price ($/Bbl)	$92.89	$102.85	$103.42	$110.00
Average Ceiling Price ($/Bbl)	$123.56	$136.16	$152.61	$145.39
Floors:
Hedged Volume (Bbls/d)	500	500	-	-
Average Floor Price ($/Bbl)	$100.00	$100.00	$-	$-
Total:
Hedged Volume (Bbls/d)	5,726	6,080	5,603	5,016
Average Price ($/Bbl)	$73.49	$82.52	$77.64	$91.95

(a) A participating swap combines a swap and a call option with the same strike price.

Interest Rate Hedge Portfolio

We had the following interest rate swaps in place at May 7, 2009, to fix a portion of floating LIBOR-base debt on our credit facility:

Notional amounts in thousands of dollars	Notional Amount	Fixed Rate
Period Covered
April 1, 2009 to July 8, 2009	$50,000	3.0450%
April 1, 2009 to January 8, 2010	100,000	3.3873%
April 1, 2009 to July 20, 2009	250,000	3.6825%
July 20, 2009 to December 20, 2010	300,000	3.6825%
December 20, 2010 to October 20, 2011	200,000	2.9900%

Conference Call

The Partnership will host an investor conference call to discuss its results today at 6:00 a.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-285-2044 (international callers dial +1-913-312-6697) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through May 14, 2009 by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 2966409, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the Permian Basin in West Texas, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as "anticipates," "expects," "believes," "estimates," “future,” “impact,” “guidance,” “ongoing efforts,” “potential,” “continuing to look at,” “will pursue,” “will accrue,” “to mitigate the risks,” “may be used,” “to meet” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance and other costs of operation; further decreases in oil and natural gas prices, including price discounts and basis differentials; difficulties in accurately estimating the discovery, volumes, development potential and replacement of oil and natural gas reserves; the impact of the current financial crisis on our business operations, financial condition and ability to raise capital; variances in cash flow, liquidity and financial position; a significant reduction in our credit facility’s borrowing base; availability of funds from the capital markets and under our credit facility; our level of indebtedness; the ability of financial counterparties to perform or fulfill their obligations under existing agreements; a write down of our asset carrying values and field impairment; the discovery of previously unknown environmental issues; changes in business and financial strategy; inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs; the inability to predict the availability and terms of capital; issues with marketing of oil and natural gas including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area, and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems; the impact of weather limiting or damaging operations and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters; the competitiveness of alternate energy sources or product substitutes; technological developments; the uncertainty related to the litigation instituted by Quicksilver against us; changes in governmental regulation of the oil and natural gas industry potentially leading to increased costs and limited development opportunities; developments in oil-producing and natural gas-producing countries potentially having significant effects on the price of oil and gas; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; inability to execute strategic plans, expectations and objectives for future operations; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

BBEP-IR

BreitBurn Energy Partners L.P. and Subsidiaries Consolidated Statements of Operations

	Three Months Ended March 31,
Thousands of dollars, except per unit amounts	2009	2008

Revenues and other income items:
Oil, natural gas and natural gas liquid sales	$57,643	$115,849
Gains (losses) on commodity derivative instruments, net	70,020	(83,387)
Other revenue, net	276	875
Total revenues and other income items	127,939	33,337
Operating costs and expenses:
Operating costs	34,381	38,173
Depletion, depreciation and amortization	30,301	20,861
General and administrative expenses	9,561	8,758
Total operating costs and expenses	74,243	67,792

Operating income (loss)	53,696	(34,455)

Interest and other financing costs, net	4,773	5,424
Loss on interest rate swaps	2,102	1,115
Other (income) expenses, net	(4)	338

Income (loss) before taxes	46,825	(41,332)

Income tax expense (benefit)	468	(246)

Net income (loss)	46,357	(41,086)

Less: Net income attributable to noncontrolling interest	(7)	(54)

Net income (loss) attributable to the partnership	$46,350	$(41,140)
General partner loss	-	(273)

Net income (loss) attributable to limited partners	46,350	(40,867)

Basic net income (loss) per unit	$0.85	$(0.61)
Diluted net income (loss) per unit	$0.84	$(0.61)
Weighted average number of units used to calculate:
Basic net income (loss) per unit	54,822,024	67,020,641
Diluted net income (loss) per unit	54,925,817	67,020,641

BreitBurn Energy Partners L.P. and Subsidiaries Consolidated Balance Sheets

Thousands of dollars	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash	$1,001	$2,546
Accounts receivable, net	43,248	47,221
Derivative instruments	100,982	76,224
Related party receivables	3,827	5,084
Inventory	2,310	1,250
Prepaid expenses	3,915	5,300
Intangibles	2,115	2,771
Other current assets	170	170
Total current assets	157,568	140,566
Equity investments	9,170	9,452
Property, plant and equipment
Oil and gas properties	2,068,833	2,057,531
Non-oil and gas assets	8,019	7,806
	2,076,852	2,065,337
Accumulated depletion and depreciation	(254,708)	(224,996)
Net property, plant and equipment	1,822,144	1,840,341
Other long-term assets
Intangibles	371	495
Derivative instruments	193,839	219,003
Other long-term assets	9,047	6,977

Total assets	$2,192,139	$2,216,834
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,040	$28,302
Book overdraft	3,783	9,871
Derivative instruments	10,245	10,192
Revenue distributions payable	12,070	16,162
Salaries and wages payable	3,200	6,249
Accrued liabilities	10,725	9,214
Total current liabilities	56,063	79,990
Long-term debt	706,941	736,000
Deferred income taxes	4,559	4,282
Asset retirement obligation	34,748	30,086
Derivative instruments	12,702	10,058
Other long-term liabilities	2,206	2,987
Total liabilities	817,219	863,403
Equity:
Partners' equity	1,374,396	1,352,892
Noncontrolling interest	524	539
Total Equity	1,374,920	1,353,431

Total liabilities and equity	$2,192,139	$2,216,834

Common units outstanding	52,770,011	52,635,634

BreitBurn Energy Partners L.P. and Subsidiaries Consolidated Statements of Cash Flows

	Three Months Ended March 31,
Thousands of dollars	2009	2008

Cash flows from operating activities
Net income (loss)	$46,357	$(41,086)
Adjustments to reconcile to cash flow from operating activities:
Depletion, depreciation and amortization	30,301	20,861
Unit based compensation expense	3,158	1,144
Unrealized loss on derivative instruments	3,102	71,153
Distributions greater (less) than income from equity affiliates	282	(223)
Deferred income tax	277	(260)
Amortization of intangibles	780	754
Other	824	466
Changes in net assets and liablities:
Accounts receivable and other assets	2,465	(32,992)
Inventory	(1,060)	3,078
Net change in related party receivables and payables	1,256	49,394
Accounts payable and other liabilities	(16,995)	22,025
Net cash provided by operating activities	70,747	94,314
Cash flows from investing activities
Capital expenditures	(9,107)	(19,146)
Net cash used by investing activities	(9,107)	(19,146)
Cash flows from financing activities
Distributions	(28,038)	(31,007)
Proceeds from the issuance of long-term debt	130,916	61,100
Repayments of long-term debt	(159,975)	(100,500)
Book overdraft	(6,088)	(140)
Net cash used by financing activities	(63,185)	(70,547)
Increase (decrease) in cash	(1,545)	4,621
Cash beginning of period	2,546	5,929
Cash end of period	$1,001	$10,550

CONTACT:
BreitBurn Energy Partners L.P.
James G. Jackson. 213-225-5900 ext. 273
Executive Vice President and Chief Financial Officer
or
Ruder Finn/West
Pierre Hirsch, 415-692-3060